Eide Bailly

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-114884 and No. 333-157708) on Form S-8 of our report dated June 25, 2026 appearing in this Annual Report on Form 11-K of the Tennant Company Retirement Savings Plan for the year ended December 31, 2025.

Eide Bailly LLP

Denver, Colorado
June 25, 2026